EXHIBIT 21.1	LIST OF SUBSIDIARIES

NYFIX USA LLC (New York limited liability company; wholly owned by NYFIX, Inc.)

NYFIX Asia-Pacific, Ltd. (Hong Kong corporation; wholly owned by NYFIX USA LLC)

Eurolink Network S.L. (Spanish corporation; 99.5% owned by NYFIX USA LLC, .5% owned by NYFIX, Inc.)

NYFIX International Limited (U.K. corporation; wholly owned by NYFIX, Inc.)

NYFIX Global Services, Ltd. (U.K. corporation; wholly owned by NYFIX, Inc.)

Javelin Technologies, Ltd. (U.K. corporation, wholly owned by NYFIX USA LLC)

NYFIX Broker-Dealer Holdings, LLC (Delaware limited liability company; wholly owned by NYFIX, Inc.)

NYFIX Millennium L.L.C. (Delaware limited liability company; 80% owned by NYFIX Broker-Dealer Holdings, LLC)

NYFIX Transactions, Inc. (Illinois corporation; wholly owned by NYFIX Broker-Dealer Holdings, LLC)

NYFIX Clearing Corporation (Delaware corporation; wholly owned by NYFIX Broker-Dealer Holdings, LLC)